Exhibit 10.8
December 23, 2022
Dear Chip,
On behalf of Accelevation, I am pleased to offer you the position of Chief Strategy Officer. You will report to Michael Rubiera, President of Accelevation Holdings. This letter outlines the terms of our employment offer made on the date of this letter.

Salary:	$235,000 (Weekly pay cycles). This is an exempt position.
Bonus:	Bonus target - 50%. Bonus targets provided by LFM, and can go to a 200% payout.
Requested Start Date:	March 1st, 2023, or sooner.
Benefits:
Health & Dental Insurance is made available to all full-time employees after 60 days
Paid Time Off (PTO): As an executive in the company, you are empowered to make the decision to take time off as needed.
Retirement Plan - Company matches first 3%
Performance Incentive Units (PIUs) - 500,000. Details to follow

Equity:	LFM may allow you to buy in. Any negotiation or arrangement would be made directly between you and LFM.
Your employment with the company is a voluntary one and is subject to termination by you or by the company at will, with or without cause, and with or without notice, at any time.
Please feel free to call me if you have any questions or comments. We look forward to you joining the team.

Sincerely,

/s/ Michael Rubiera

Michael Rubiera President, Accelevation Holding Company (Southeast Tool, Coach Tool, Conatech, Revolution Iron Works)
Accepted:

/s/ Charles Hillman	1/16/2023
Signature	Date